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                                                            EXHIBIT 99.1



                Hawk Corporation Withdraws Initial Public Offering
                       Due To Unfavorable Market Conditions


     CLEVELAND, Ohio, January 26, 1998--Hawk Corporation announced today that, due to unfavorable market conditions, it has decided to withdraw its previously announced initial public offering of 5,135,000 shares of its Class A Common Stock.

     Norman C. Harbert, the Chairman, Chief Executive Officer and President of Hawk, stated that the Company's current revolving credit facility provides the flexibility to postpone the offering because it makes available more than adequate long-term capital to pursue Hawk's business plans. Ronald E. Weinberg, the Vice-Chairman of Hawk, added that the Company decided, considering the best interests of its stockholders, not to proceed with the offering in the current market environment.

     Hawk is a manufacturing holding company that, through its operating subsidiaries, designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. It is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and speciality applications. Hawk is also a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings. In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in business machines, appliances and exhaust fans.